SEAN TAN
1738 Zhongxing Road,
Zhabei,
Shanghai 200070
China

August 10, 2015

Board of Directors
DTS8 Coffee Company, Ltd.
Suite H, 2248 Meridian Blvd,
Minden, Nevada 89423.

Dear Sirs,

RE : FORM 8-K

TO WHOM IT MAY CONCERN

I have received and reviewed a copy of the Current Report on Form 8-K dated August 10, 2015, to be filed with the Securities and Exchange Commission and the disclosures made under Item 5.02 thereof. I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company's Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to the Form 8-K.

Sincerely,

Sean Tan